UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 29, 2009
(Date of earliest event reported)

21ST CENTURY HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL	33311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (954) 581-9993

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 and Item  8.01 Results of Operations and Financial Condition and Other Events

On October 29, 2009, 21st Century Holding Company (the “Company”) issued a press release announcing its decision to reject an unsolicited proposal from Homeowners Choice, Inc. ("HCII") to acquire all of the outstanding shares of the Company’s common stock for approximately $5.30 per share, primarily with shares of HCII's common stock, as not being in the best interest of the Company's shareholders.  The rejection of the proposal was communicated in a letter dated October 29, 2009 from Bruce Simberg, the Chairman of the Company's Board of Directors to Paresh Patel, the Chairman of HCII's Board of Directors. The press release ("Press Release") announcing the rejection, including the full text of the rejection letter delivered to Mr. Patel, is attached as Exhibit 99.1 to this Current Report of Form 8-K and is incorporated herein by this reference.

In the Press Release, the Company reported that it expected to report a net loss in the third and fourth quarters of 2009.

In the Press Release, the Company announced that its Board of Directors has authorized the repurchase ("Stock Repurchase Program") of up to $4 million of the Company's common stock from time to time in the open market.   The Stock Repurchase Program will be implemented by a broker pursuant to Rule 10b-18 of the Securities Exchange Act of 1934 ("Exchange Act") and other applicable Exchange Act rules and regulations and is expected to commence immediately.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
99.1	21st Century Holding Company Press Release, dated October 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21ST CENTURY HOLDING COMPANY

Date: October 30, 2009	By: /s/ Peter J. Prygelski, III
Name: Peter J. Prygelski, III
Title: Chief Financial Officer
(Principal Accounting and Financial Officer)

EXHIBIT LIST

Exhibit No.	Description
99.1	21st Century Holding Company Press Release, dated October 29, 2009.